AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN

MYERS INDUSTRIES, INC.

AND

JOHN C. ORR

Amendment and Restatement Effective Date: May 1, 2005

Table of Contents

Page

DEFINITIONS *

AMENDMENT AND RESTATEMENT OF PRIOR AGREEMENT 4

EMPLOYMENT TERM 5

POSITION, DUTIES, AND RESPONSIBILITIES *

SALARY, BONUS AND BENEFITS *

TERMINATION OF EMPLOYMENT *

SEVERANCE COMPENSATION *

CHANGE OF CONTROL *

SEVERANCE PLAN 15

PLAN AMENDMENTS *

CONFIDENTIAL INFORMATION 16

NON-COMPETITION 16

ARBITRATION *

NOTICES *

ASSIGNMENT; BINDING EFFECT *

INVALID PROVISIONS *

ALTERNATIVE SATISFACTION OF COMPANY'S OBLIGATIONS *

ENTIRE AGREEMENT, MODIFICATION *

NON-EXCLUSIVITY OF RIGHTS *

WAIVER OF BREACH *

GOVERNING LAW *

TAX WITHHOLDING *

EXPENSES OF ENFORCEMENT *

REPRESENTATION *

SUBSIDIARIES AND AFFILIATES *

NO MITIGATION OR OFFSET *

SOLE REMEDY *

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of the 21st day of July, 2005, by and between MYERS INDUSTRIES, INC., an Ohio corporation (the "Company"), and JOHN C. ORR (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company and the Executive (collectively "the Parties") desire to enter into this Amended and Restated Employment Agreement (the "Agreement") as hereinafter set forth;

NOW, THEREFORE, the Company and the Executive agree as follows:

         1.           DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1 when used in this Agreement. Certain other terms are defined in the body of this Agreement.

(a) Agreement. The term "Agreement" shall mean this Amended and Restated Employment Agreement, as it may be amended from time to time.

(b) Annual Bonus. The term "Annual Bonus" shall mean the bonus paid to executives or other employees of the Company pursuant to a formal or informal bonus plan or individual annual bonus arrangement.

(c) Base Salary. The term "Base Salary" shall mean the salary provided for in Section 5 or any increased salary granted to the Executive in accordance with Section 5.

(d) Board. The term "Board" shall mean the Board of Directors of the Company.

(e) Cause. The term "Cause" shall mean:

(i) Commission by the Executive (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude;

(ii)     Commission by the Executive of a material breach or material default of any of the Executive's agreements or obligations under any provision of this Agreement, including, without limitation, the Executive's agreements and obligations under Subsections 4(a) through 4(e), Section 11 or Section 12 of this Agreement, which is not substantially cured in all material respects within thirty (30) days after the Board gives written notice thereof to the Executive; or

(iii)     Commission by the Executive, when carrying out the Executive's duties under this Agreement, of acts or the omission of any act, which both (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company's operations, properties or business relationships.

(f)     Change in Control. The term "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:

(i)     Any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than Stephen E. Myers or Mary Myers, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; provided that a Change in Control shall not be deemed to occur under this clause (i) by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company;

(ii) During any period of one (1) year there shall cease to be a majority of the Board comprised of "Continuing Directors" as hereinafter defined; or

(iii)     There occurs (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or (C) the sale or disposition by the Company of more than fifty percent (50%) of the Company's assets. For purposes of this Subsection 1(f)(iii), a sale of more than fifty percent (50%) of the Company's assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its subsidiaries or the sale of stock of one or more of the Company's subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its subsidiaries is sold.

(iv) For purposes of this Agreement, a "Change of Control" will be deemed to occur:

(A)     on the day on which a twenty percent (20%) or greater ownership interest described in Subsection 1(f)(i) is acquired, provided that a subsequent increase in such ownership interest after it first equals or exceeds twenty percent (20%) shall not be deemed a separate Change of Control;

(B) on the day on which "Continuing Directors," as hereinafter defined, cease to be a majority of the Board as described in Subsection 1(f)(ii);

(C) on the day of a merger, consolidation or sale of assets as described in Subsection 1(f)(iii); or

(D) on the day of the approval of a plan of complete liquidation as described in Subsection 1(f)(iii).

(v)     For purposes of this Subsection 1(f), the words "Continuing Directors" mean individuals who at the beginning of any period (not including any period prior to the date of this Agreement) of one (1) year constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.

(g) Company. The term "Company" shall mean Myers Industries, Inc., an Ohio corporation, and its successors and assigns to the extent permitted under this Agreement.

(h) Compensation Committee. The term "Compensation Committee" shall mean the Compensation Committee of the Board or its successor.

(i) Director. The term "Director" shall mean a member of the Board.

(j)     Disability. The term "Disability" shall mean a physical or mental incapacity that prevents the Executive from performing his duties hereunder for a period of one hundred eighty (180) consecutive days in any period of two consecutive fiscal years of the Company.

(k) Effective Date. The term "Effective Date" shall mean the effective date of this amended and restated Agreement, which shall be May 1, 2005.

(l) Employment Term. The term "Employment Term" shall have the meaning set forth in Subsection 3(b) of this Agreement.

(m)     Good Reason. The term "Good Reason" shall mean the occurrence of (i) any reduction in the annual base salary of the Executive, (ii) any reduction in the position, authority or office of the Executive, (iii) any material reduction in the Executive's responsibilities or duties for the Company, (iv) any material adverse change or reduction in the aggregate "Minimum Benefits," as hereinafter defined, provided to the Executive as of the Effective Date (provided that any material reduction in such aggregate Minimum Benefits that is required by law or applies generally to all employees of the Company shall not constitute "Good Reason" as defined hereunder), (v) any change in the Executive's reporting relationship, (vi) any relocation of the Executive's principal place of work with the Company to a place more than twenty-five (25) miles from the geographical center of Akron, Ohio, or (vii) the material breach or material default by the Company of any of its agreements or obligations under any provision of this Agreement. As used in this Subsection 1(m), an "adverse change or material reduction" in the aggregate Minimum Benefits shall be deemed to result from any reduction or any series of reductions which, in the aggregate, exceeds five percent (5%) of the value of such aggregate Minimum Benefits determined as of the Effective Date. As used in this Subsection 1(m), Minimum Benefits are life insurance, accidental death, long term disability, short term disability, medical, dental, and vision benefits and the Company's expense reimbursement policy. The Executive shall give written notice to the Company on or before the date of termination of employment for Good Reason stating that the Executive is terminating employment with the Company and specifying in detail the reasons for such termination. If the Company does not object to such notice by notifying the Executive in writing within five (5) days following the date of the Company's receipt of the Executive's notice of termination, the Company shall be deemed to have agreed that such termination was for Good Reason. The parties agree that "Good Reason" will not be deemed to have occurred merely because the Company becomes a subsidiary or division of another entity following a "Change in Control," as defined herein, provided the Executive continues to serve as the Chief Executive Officer of such subsidiary or division and such subsidiary or division is comparable in size to the organization consisting of the Company and its subsidiaries. The parties further agree that "Good Reason" will be deemed to have occurred if the purchaser, in a Change in Control transaction, does not assume this Agreement in accordance with Section 15 hereof.

(n) Parties. The term "Parties" shall mean the Company and the Executive.

(o) Retirement. The term "Retirement" shall have the definition ascribed to such term in the Company's Executive Supplemental Retirement Plan as in effect on the Effective Date.

(p) Severance Benefit Plan. The term "Severance Benefit Plan" shall mean any plan, policy or arrangement providing severance benefits for executive officers (and any other employees) of the Company.

         2.          AMENDMENT AND RESTATEMENT OF PRIOR AGREEMENT. This Agreement amends and restates that certain employment letter agreement between the Parties dated as of February 13, 2003, as amended by that certain amended employment letter agreement between the Parties dated as of January 18, 2005 and shall be deemed effective as of 12:00 a.m. on the Effective Date. This Agreement shall also replace and supercede that certain Change In Control Agreement between the Parties dated as of February 14, 2003, effective as of 12:00 a.m. on the Effective Date. Amendment and restatement of the prior employment letter agreements and Change in Control Agreement does not revoke any right that either party to such agreements had with respect to periods prior to the Effective Date. This Agreement shall not supercede and shall have no effect on that certain Indemnification Agreement between the Parties dated as of February 14, 2003 or that certain Non-Competition and Non-Disclosure Agreement between the Parties dated as of July 18, 2000 which agreements shall remain in effect until they shall expire in accordance with its and their terms.

3. EMPLOYMENT TERM.

(a)     During the Employment Term, the Company shall employ the Executive, and the Executive shall serve the Company, as its highest ranking executive officer, which at the time of this Agreement is President and Chief Executive Officer, based on the terms and subject to the conditions set forth herein.

(b)     The Employment Term shall commence on the Effective Date and shall end on the date immediately preceding the third (3rd) anniversary of the Effective Date, provided that the Employment Term may terminate prior to such third (3rd) anniversary as provided in Section 6 hereof.

(c)     Not later than six (6) months prior to the third (3rd) anniversary of the Effective Date, the Company shall commence negotiations with the Executive with respect to the terms of his employment with the Company. If this Agreement terminates without a new employment agreement having been executed by the Company and the Executive by the date of such termination, the Executive's employment with the Company shall thereafter continue at will, and, unless the Executive and the Company shall enter into a new employment agreement not later than sixty (60) days following the date of such termination or shall otherwise agree, the Executive shall have the right to terminate such employment during the period from the sixty-first (61st) through the one hundred twentieth (120th) day following the expiration of the Employment Term, upon which termination of employment he shall be entitled to receive, notwithstanding the expiration of the Employment Term, the severance compensation described under Subsection 7(a) hereof. Furthermore, if the Company and the Executive have not entered into a new employment agreement as provided in the preceding sentence, and if the Executive's employment shall be terminated by the Company other than for Cause during the one hundred twenty (120) day period following the expiration of the Employment Term, upon such termination of employment, the Executive shall be entitled to receive, notwithstanding the expiration of the Employment Term, the severance compensation described in Subsection 7(a) hereof.

4. POSITION, DUTIES, AND RESPONSIBILITIES At all times during the Employment Term, the Executive shall:

(a) Hold the position of the Company's highest ranking executive officer reporting to the Board, which position, at the time of this Agreement, is its President and Chief Executive Officer;

(b)     Have those duties and responsibilities, and the authority, customarily possessed by the highest ranking executive officer of a major corporation and such additional duties as may be assigned to the Executive from time to time by the Board which are consistent with the position of President and Chief Executive Officer of a major corporation;

(c)     Be appointed by the Board as a Director immediately upon the execution of this Agreement, and for so long as the Executive shall serve as the highest ranking executive officer of the Company, he shall be nominated by the Corporate Governance and Nominating Committee and the Board for re-election as a Director at such time as the nominees are being proposed for election at the annual meeting of shareholders of the Company, as long as such nomination does not impair the proper exercise of the applicable fiduciary duties by the Committee or Board.;

(d)     Adhere to such reasonable written policies and such reasonable unwritten policies and directives as are of common knowledge to executive officers of the Company, as may be promulgated from time to time by the Board and which are applicable to executive officers of the Company; and

                (e)     Devote the Executive's entire business time, energy, and talent (subject to vacation time in accordance with the Company's policy applicable to executive officers, illness or injury) to the business, and to the furtherance of the purposes and objectives, of the Company, and neither directly nor indirectly act as an executive of or render any business, commercial, or professional services to any other person, firm or organization for compensation, without the prior written approval of the Board.

         Nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time to charitable and community activities or the management of the Executive's investment assets, provided such activities do not unreasonably interfere with the performance by the Executive of the Executive's duties hereunder. Furthermore, service by the Executive on the boards of directors of up to two (2) noncompeting companies (in addition to affiliates of the Company) shall not be deemed to be a violation of this Agreement, provided such service does not unreasonably interfere with the performance of the Executive's duties hereunder.

         5.          SALARY, BONUS AND BENEFITS. For services rendered by the Executive on behalf of the Company during the Employment Term, the following salary, bonus and benefits shall be provided to the Executive by the Company:

(a)     The Company shall pay to the Executive, in equal installments, according to the Company's then current practice for paying its executive officers in effect from time to time during the Employment Term, an annual Base Salary at the initial rate of Six Hundred Thousand Dollars ($600,000.00). This salary shall be subject to annual review on December 10th of each year commencing in December 2006 by the Compensation Committee and may be increased, but not decreased, to the extent, if any, that the Compensation Committee may determine.

(b)     At the discretion of the Compensation Committee, the Executive shall receive an Annual Bonus. Such Annual Bonus shall be paid at such time as Annual Bonuses are paid to executive officers of the Company as determined by the Compensation Committee. On or before December 31, 2005, the Executive and the Compensation Committee agree to establish metrics for the determination of the Annual Bonus to be paid to the Executive in 2006 and 2007. If any portion of an Annual Bonus shall be payable in a year after the year in which it is earned, and in the event the Executive's employment is terminated prior to payment of the full Annual Bonus amount to which he is entitled for any prior year, any remaining payments shall be made within thirty (30) days of his termination date.

(c)     The Executive shall be eligible for participation in such other benefit plans, including, but not limited to, the Company's profit sharing plan, Executive Supplemental Retirement Plan, short-term and long term disability plans, group term life insurance plan, medical plan or PPO, dental plan, and the 1999 Incentive Stock Plan, as the Company may adopt from time to time and in which the Company's executive officers, or employees in general, are eligible to participate. This Subsection 5(c) shall not be deemed to prevent participation in any special plan or arrangement providing special benefits to the Executive which are not available to other employees. Such participation shall be subject to the terms and conditions set forth in the applicable plan documents. As is more fully set forth in Section 9 hereof, the Executive shall not be entitled to duplicative payments under this Agreement and any Severance Benefit Plan.

(d) Without limiting the generality of Subsection 5(c) above, with respect to life insurance, the Executive shall:

(i)     be entitled to participate in the Company's group term life insurance plan with a death benefit to be provided at a level of not less than one (1) times annual Base Salary at the Company's expense; and

(ii)     be provided with coverage at the Company's expense under the following existing life insurance policies or any policies into which such policies may be converted in the future (subject to the Company's reasonable agreement to any such conversion) - First Colony Life Insurance Company Term Life Policy Number 5,678,193 with a date of issue of September 21, 2000 and a face amount of $1,000,000.00 and John Hancock Variable Life Insurance Company Term Life Policy Number 75 075 238 with a date of issue of October 28, 2000 and a face amount of $325,000.00.

(e)     Without limiting the generality of Subsection 5(c) above, the Executive shall be entitled to an automobile of the Executive's choice and reimbursement for all expenses in connection therewith, including, but not limited to, the cost of acquisition, maintenance, fuel and liability insurance.

(f) The Executive shall be entitled to take, during each one-year period commencing with January 1, 2005, during the Employment Term, vacation time equal to not fewer than four (4) weeks.

(g)     The Executive shall be entitled to a personal financial planning and tax preparation allowance of not less than Ten Thousand Dollars ($10,000.00) during each taxable year commencing with January 1, 2005 during the Employment Term.

(h) Without limiting the generality of Subsection 5(c) above, the Executive shall:

(i)     be provided with coverage at the Company's expense under the following existing long term disability insurance policy or any policy or policies into which such policy may be converted in the future (subject to the Company's reasonable agreement to any such conversion) - Principal Life Insurance Company Policy Number 7528262 with a date of issuance of September 20, 2000; and

(ii)    be provided with long term disability insurance coverage at the Company's expense in an amount no less than, when aggregated with the coverage described above in Subsection 5(h)(i), provides for the replacement in the event of disability of at least sixty percent (60%) of the Executive's annual Base Salary.

(i) The Executive shall be entitled to be reimbursed for individual membership at Portage Country Club, such reimbursement to include initiation fees, dues and other fixed expenses.

(j) The Company shall pay the reasonable legal fees incurred by the Executive in connection with negotiation of this Agreement and the maintenance, review and renegotiation thereof.

(k)     Notwithstanding any contrary provision of this Agreement, the Executive will at all times be entitled to benefits which are at least as favorable to the Executive and his family as are provided to any other executive of the Company or the family thereof, with the exception of Mary Myers and Stephen E. Myers.

(l)     The Company hereby acknowledges that the Executive was granted certain shares of stock in the Company under his original employment letter and pursuant to that certain Restricted Stock Award Agreement dated September 25, 2001, which remaining shares will continue to vest as of July 24 of each year ("Stock Grant") as long as the Executive is employed by the Company. If the Executive's employment shall terminate other than for Cause prior to July 24, 2005, then all unvested shares under the Stock Grant shall immediately vest.

(m)     At the customary time for granting stock options under the Company's 1999 Incentive Stock Plan or its successor, the Executive will be granted the option to purchase an amount of the Company's common stock commensurate and in recognition of his position as the Chief Executive Officer of the Company, with terms and provisions similar to those in effect under such plan as of the Effective Date, or the Company will granted another award acceptable to the Executive.

(n)     The Executive shall be entitled to receive a supplemental retirement benefit in the amount of Seventy-Five Thousand Dollars ($75,000.00) per annum for a period of ten (10) years, commencing the first day of the month following the later of his Retirement or his attainment of age sixty-five (65). This benefit shall be provided under the Company's Executive Supplemental Retirement Plan or otherwise as the Parties shall agree. In the event that the Executive shall die before all ten (10) years of payments shall have been received, the Executive's spouse shall be entitled to the remainder of such payments.

(o)     During the Employment Term, the Company shall reimburse the Executive not less than One Thousand Five Hundred Dollars ($1,500.00) per year toward the cost of an annual executive physical examination at The Cleveland Clinic Foundation.

(p)     The Executive shall be provided, at the Company's expense, with director's and officer's liability insurance coverage with respect to claims against the Executive arising in connection with his activities performed on behalf of or in connection with his service as an officer or Director of the Company or any affiliate.

(q)     The Company's payments pursuant to Subsections 5(d), (e), (g), (h), (i), (j) and (o) shall be increased by a forty percent (40%) tax gross-up payment to the Executive for the purposes of covering federal, state and local income taxes on the amount of such payments.

6. TERMINATION OF EMPLOYMENT. As indicated in Subsection 3(b), the Employment Term may terminate prior to the date specified therein as follows:

(a) The Executive's employment hereunder will terminate without further notice upon the death of the Executive.

(b)     The Company may terminate the Executive's employment hereunder upon the Executive's Disability, if the Executive is prevented from performing his duties hereunder by reason of physical or mental incapacity for a period of one hundred eighty (180) consecutive days in any period of two consecutive fiscal years of the Company, but in any such event the Executive shall be entitled to full compensation and benefits hereunder until the close of such one hundred and eighty (180) day period.

(c) The Executive may terminate his employment due to his Retirement.

(d) The Company may terminate the Executive's employment hereunder effective immediately upon giving written notice of such termination for "Cause."

(d) The Company may terminate the Executive's employment hereunder without Cause at any time upon thirty (30) days written notice.

(e) The Executive may terminate his employment hereunder effective immediately upon giving written notice of such termination for "Good Reason."

(f) The Executive may terminate his employment hereunder without Good Reason at any time upon thirty (30) days written notice.

7. SEVERANCE COMPENSATION. If the Executive's employment terminates, the following severance provisions will apply:

(a)     If the Executive's employment is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason, then for a period of three (3) years commencing on the Executive's termination date ("Payment Term"), the Company shall:

(i)     pay to the Executive within thirty (30) days following his termination of employment a single sum payment equal to three (3) times his annual Base Salary in effect on the date of such termination of employment (or if such annual Base Salary has decreased during the one year period ending on the date of the Executive's termination of employment, at the highest rate in effect during such period);

(ii)    pay to the Executive within thirty (30) days following his termination of employment a single sum payment equal to three (3) times his Annual Bonus at the highest rate in effect during the prior three year period, plus the sum of any Annual Bonus earned but unpaid at the date of such termination of employment;

(iii)   continue in effect the medical and dental coverage, long and short-term disability protection, and any life insurance protection (including life and long-term disability insurance protection under policies obtained by the Executive), being provided to the Executive immediately prior to the Executive's termination of employment, or if any of such benefits have decreased during the one year period ending on the Executive's termination of employment, at the highest level in effect during such one year period;

(iv) continue to pay the automobile allowances, the personal financial planning allowance, the club dues and the compensation gross-up as provided in Subsections 5(e), (g), (i) and (q) hereof; and

(v)     pay for executive outplacement services for the Executive from a nationally recognized executive outplacement firm at the level provided for the most senior executives, provided that such outplacement services will be provided for a one year period commencing on the date of termination of employment regardless of the Payment Term.

(b)     If the Executive's employment with the Company is terminated by reason of the Executive's death or Disability during the Employment Term, the Executive or his surviving spouse shall be entitled to receive (i) the Base Salary and Annual Bonus accrued and unpaid to the date of death or Disability, (ii) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan, and (iii) if the Executive and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with Code Section 4980B ("COBRA"), the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Code Section 4980B(f) or (B) thirty-six (36) months.

(c)     If the Executive's employment hereunder is terminated by the Company for Cause or terminated by the Executive other than for Good Reason, then no further compensation or benefits will be provided to the Executive by the Company under this Agreement following the date of such termination of employment other than payment of compensation earned to the date of termination of employment but not yet paid. As more fully and generally provided in Section 19 hereof, this Subsection 7(c) shall not be interpreted to deny the Executive any benefits to which he may be entitled under any plan or arrangement of the Company applicable to the Executive.

(d)     The Company's payments pursuant to this Section 7 that result in additional taxable income to the Executive shall be increased by a forty percent (40%) tax gross-up payment to the Executive for the purposes of covering federal, state and local income taxes on the amount of such payments.

(e)     Notwithstanding anything contained in this Agreement to the contrary, other than Section 19 hereof, if the Executive breaches any of the Executive's obligations under Section 11 or 12 hereof, and such breach is not substantially cured in all material respects within thirty (30) days after the Board gives written notice thereof to the Executive, no further severance payments or other benefits will be payable to the Executive under this Section 7.

8. CHANGE IN CONTROL.

(a)     In General. In the event of a Change in Control, the Executive shall have certain special protections so that he may more fully focus on the issues related to such a Change in Control, and to reward the Executive for the substantial additional effort involved in a Change in Control. The protections and rights are set forth in this Section 8.

(i)     In the event of a Change in Control, the Executive may terminate his employment with the Company at any time within the remaining Employment Term and it will be considered a termination for Good Reason under this Agreement.

(ii) In the event of a Change in Control, the Executive may elect to extend this Agreement for a period of three (3) years beyond its initial term.

(iii)   In the event of a Change in Control, the Company will pay the Executive, within thirty (30) days following the date of such Change in Control, the amount of any Annual Bonus earned but unpaid as of that date.

(iv)    In the event of a Change in Control, the Executive will become fully vested in all outstanding stock options, restricted stock or similar awards and any option shall become fully exercisable. The Executive shall have at least ninety (90) days following the date of the Change in Control to exercise any option or right with respect to any such award.

(v) In the event of a Change in Control, the Executive will have available the expenses of enforcement provided in Section 23 hereof.

(b)     Section 280G Protection. The Executive shall be entitled to a cash payment (the "Excise Tax Gross-Up Payment") equal to the amount of excise taxes which the Executive is required to pay pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), as a result of any "parachute payments" as defined in Section 280G(b)(2) of the Code made by or on behalf of the Company or any successor thereto, under this Agreement or otherwise, resulting in an "excess parachute payment" as defined in Section 280G(b)(1) of the Code. In addition to the foregoing, the Excise Tax Gross-Up Payment due to the Executive under this Section 8 shall be increased by the aggregate of the amount of federal, state and local income, excise and penalty taxes, and any interest on any of the foregoing, for which the Executive will be liable on account of the Excise Tax Gross-Up Payment to be made under this Section 8, such that the Executive will receive the Excise Tax Gross-Up Payment net of all income, excise and penalty taxes, and any interest on any of the foregoing, imposed on the Executive on account of the receipt of the Excise Tax Gross-Up Payment. The computation of the Excise Tax Gross-Up Payment shall be determined, at the expense of the Company or its successor, by an independent accounting, actuarial or consulting firm selected by the Company or its successor. Such Excise Tax Gross-Up Payment shall be made by the Company or its successor at such time as the Company or its successor shall determine, in its sole discretion, but in no event later than the date five (5) business days before the due date, without regard to any extension, for filing the Executive's federal income tax return for the calendar year for which it is determined that excise taxes are payable under Section 4999 of the Code. Notwithstanding the foregoing, there shall be no duplication of payments by the Company or its successor under this Section 8 in respect of excise taxes under Section 4999 of the Code to the extent the Company or its successor is making payments in respect of such excise taxes under any other arrangement with the Executive. In the event that the Executive is ultimately assessed with excise taxes under Section 4999 of the Code which exceed the amount of excise taxes used in computing the Executive's payment under this Section 8, the Company or its successor shall indemnify the Executive for such additional excise taxes plus any additional excise taxes, income taxes, interest and penalties resulting from the additional excise taxes and the indemnity hereunder.

         9.          SEVERANCE PLAN. It is the intention of the Parties that this Agreement provide special benefits to the Executive. If at any time the Company maintains a Severance Benefit Plan that would provide better cash severance benefits to the Executive than this Agreement, the Executive may elect to receive such better cash severance benefits in lieu of the cash severance benefits provided under Subsections 7(a)(i) and 7(a)(ii) of this Agreement while continuing to receive any other benefits or coverages available under this Agreement. If this Agreement would provide better cash severance benefits to the Executive than a Severance Benefit Plan maintained by the Company, the Executive shall receive the cash severance benefits under this Agreement, as well as any other benefits or coverages available under this Agreement. In such case, the cash severance benefits under this Agreement shall be in lieu of the cash severance benefits payable under a Severance Benefit Plan.

         10.        PLAN AMENDMENTS. To the extent any provisions of this Agreement modify the terms of any existing plan, policy or arrangement affecting the compensation or benefits of the Executive, as appropriate, (a) such modification as set forth herein shall be deemed an amendment to such plan, policy or arrangement as to the Executive, and both the Company and the Executive hereby consent to such amendment, (b) the Company will appropriately modify such plan, policy or arrangement to correspond to this Agreement with respect to the Executive, or (c) the Company will provide an "Alternative Benefit," as defined in Section 17 hereof, to or on behalf of the Executive in accordance with the provisions of such Section 17.

         11.         CONFIDENTIAL INFORMATION. The Executive agrees that the Executive will not, during the Employment Term or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm, or corporation any confidential information, trade secret or proprietary information of the Company in violation of that certain Non-Competition and Non-Disclosure Agreement between the Parties dated July 18, 2000.

         12.         NON-COMPETITION. In consideration of this Agreement, the Executive agrees that, during the Employment Term, and for three (3) years thereafter, the Executive shall not act in violation of that certain Non-Competition and Non-Disclosure Agreement between the Parties dated July 18, 2000.

13. ARBITRATION. The following arbitration rules shall apply to this Agreement:

(a)     In the event that the Executive's employment shall be terminated by the Company during the Employment Term or the Company shall withhold payments or provision of benefits because the Executive is alleged to be engaged in activities prohibited by Section 11 or 12 hereof or for any other reason, the Executive shall have the right, in addition to all other rights and remedies provided by law, at his election either to seek arbitration in the metropolitan area of Akron, Ohio, under the Commercial Arbitration Rules of the American Arbitration Association by serving a notice to arbitrate upon the Company or to institute a judicial proceeding, in either case within one hundred and twenty (120) days after having received notice of termination of his employment.

(b)     Without limiting the generality of Subsection 13(a), this Subsection 13(b) shall apply to termination asserted to be for "Cause" or for "Good Reason." In the event that (i) the Company terminates the Executive's employment for Cause, or (ii) the Executive resigns his employment for Good Reason, the Company and the Executive each shall have thirty (30) days to demand of the American Arbitration Association in writing (with a copy to the other Party) that arbitration be commenced to determine whether Cause or Good Reason, as the case may be, existed with respect to such termination or resignation. The Parties shall have thirty (30) days from the date of such written request to select such third party arbitrator. Upon the expiration of such thirty (30) day period, the Parties shall have an additional thirty (30) days in which to present to such third party arbitrator such arguments, evidence or other material (oral or written) as may be permitted and in accordance with such procedures as may be established by such third party arbitrator. The third party arbitrator shall furnish a written summary of his findings to the Parties not later than thirty (30) days following the last day on which the parties were entitled to present arguments, evidence or other material to the third party arbitrator.

During the period of resolution of a dispute under this Subsection 13(b), the Executive shall receive no compensation by the Company (other than payment by the Company of premiums due before or during such period on any insurance coverage applicable to the Executive hereunder) and the Executive shall have no duties for the Company. If the arbitrator determines that the Company did not have Cause to terminate the Executive's employment or that the Executive had Good Reason to resign his employment, as the case may be, the Company shall promptly pay the Executive in a lump sum any compensation to which the Executive would have been entitled, for the period commencing with the date of the Executive's termination or resignation and ending on the date of such determination, had his employment not been terminated or had he not resigned.

         14.         NOTICES. For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a) If the notice is to the Company:

Myers Industries, Inc.
1293 South Main Street
Akron, OH 44301
Attn: Kevin C. O'Neil, Esq.

(b) If the notice is to the Executive:

Mr. John C. Orr
1630 Shade Road
Akron, OH 44333

or to such other address as either Party may have furnished to the other in writing and in accordance herewith; except that notices of change of address shall be effective only upon receipt.

         15.          ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall be a condition precedent to the consummation of any such transaction that the assignee or transferee expressly assumes the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive's rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 15.

         The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following the Executive's death by giving the Company written notice thereof. In the absence of such a selection, any compensation or benefit payable under this Agreement following the death of the Executive shall be payable to the Executive's spouse, or if such spouse shall not survive the Executive, to the Executive's estate. In the event of the Executive's death or a judicial determination of the Executive's incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive's beneficiary, estate or other legal representative.

         16.         INVALID PROVISIONS. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the Parties will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provisions held invalid or unenforceable.

         17.         ALTERNATIVE SATISFACTION OF COMPANY'S OBLIGATIONS. In the event this Agreement provides for payments or benefits to or on behalf of the Executive which cannot be provided under the Company's benefit plans, policies or arrangements either because such plans, policies or arrangements no longer exist or no longer provide such benefits or because provision of such benefits to the Executive would adversely affect the tax qualified or tax advantaged status of such plans, policies or arrangements for the Executive or other participants therein, the Company may provide the Executive with an "Alternative Benefit," as defined in this Section 17, in lieu thereof. The Alternative Benefit is a benefit or payment which places the Executive and the Executive's dependents or beneficiaries, as the case may be, in at least as good of an economic position as if the benefit promised by this Agreement (a) were provided exactly as called for by this Agreement, and (b) had the favorable economic, tax and legal characteristics customary for plans, policies or arrangements of that type. Furthermore, if such adverse consequence would affect the Executive or the Executive's dependents, the Executive shall have the right to require that the Company provide such an Alternative Benefit.

         18.         ENTIRE AGREEMENT, MODIFICATION. Subject to the provisions of Section 19 hereof, this Agreement contains the entire agreement between the Parties with respect to the employment of the Executive by the Company and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties, whether oral or written. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both Parties.

         19.         NON-EXCLUSIVITY OF RIGHTS. Notwithstanding the foregoing provisions of Section 18, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Company for its executive officers, nor shall anything herein limit or otherwise affect such rights as the Executive has or may have under any stock option, restricted stock or other agreements with the Company or any of its subsidiaries. Amounts which the Executive or the Executive's dependents or beneficiaries, as the case may be, are otherwise entitled to receive under any such plan, policy, practice or program shall not be reduced by this Agreement except as provided in Section 9 hereof with respect to payments under a Company sponsored Severance Benefit Plan if cash payments are made hereunder.

         20.         WAIVER OF BREACH. The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other Party of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either Party thereafter to enforce each and every provision of this Agreement in accordance with the terms of this Agreement.

         21.         GOVERNING LAW. This Agreement has been made in, and shall be governed and construed in accordance with the laws of, the State of Ohio. The Parties agree that this Agreement is not an "employee benefit plan" or part of an "employee benefit plan" which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         22.         TAX WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes or other amounts as shall be required to be withheld pursuant to any applicable law or regulation. Where withholding applies to shares of the Company's common stock, the Company shall make cashless withholding available to the Executive if permissible by law.

23. EXPENSES OF ENFORCEMENT.

(a) Following a Change in Control. The Company is aware that upon the occurrence of a Change in Control the Board or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if following a Change in Control it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from, the Executive, the benefits intended to be provided to the Executive hereunder, and that the Executive has complied with all of his obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company as provided in this Section 23, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as herein provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of Five Hundred Thousand Dollars ($500,000.00).

(b) In General. The Company shall reimburse reasonable attorney fees and expenses incurred by the Executive to enforce the provisions of this Agreement, even if his claims are not successful, provided they are not ultimately determined by the court or arbitrator, as the case may be, to be frivolous.

         24.         REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

         25.          SUBSIDIARIES AND AFFILIATES. Notwithstanding any contrary provision of this Agreement, to the extent it does not adversely affect the Executive, the Company may provide the compensation and benefits to which the Executive is entitled hereunder through one or more subsidiaries or affiliates.

         26.         NO MITIGATION OR OFFSET. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment. Amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment he may obtain.

         27.         SOLE REMEDY. The Parties agree that the remedies of each against the other for breach of this Agreement shall be limited to enforcement of this Agreement and recovery of the amounts and remedies provided for herein. The Parties, however, further agree that such limitation shall not prevent either Party from proceeding against the other to recover for a claim other than under this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

MYERS INDUSTRIES, INC.
(the "Company")

By:	/s/ Jon Outcalt

Chair, Compensation Committee
Board of Directors

EXECUTIVE

/s/ John C. Orr

John C. Orr